LAW OFFICES OF
                             DECHERT PRICE & RHOADS
                          TEN POST OFFICE SQUARE SOUTH
                             BOSTON, MA 02109-4603

                           TELEPHONE: (617) 728-7100
                              FAX: (617) 426-6567



                                                                October 29, 1996


Scudder Cash Investment Trust
Two International Place
Boston, Massachusetts   02110

Re: Post-Effective Amendment No. 30 to Registration Statement on Form N-1A (File No.2-55166) (the "Registration Statement")

Gentlemen:

         Scudder Cash Investment Trust (the "Trust") is a trust created under a written Declaration of Trust dated December 12, 1975, and executed and delivered in Boston, Massachusetts. The Declaration of Trust was amended by an Amended and Restated Declaration of Trust dated November 3, 1987 (the "Declaration of
Trust"). The beneficial interest thereunder is represented by transferable shares with par value $.0l per share (the "Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         We are of the opinion that the legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

         Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited.

         By votes adopted on and November 8, 1994 and November 14, 1995, the Trustees of the Trust authorized the President, any Vice President, the Secretary, and the Treasurer, from time to time, to determine the appropriate number of Shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

         We understand  that you are about to register  under the Securities Act
of  1933,  133,504,439  Shares  by  Post-Effective   Amendment  No.  30  to  the
Registration Statement.

         We are of the opinion that all necessary Trust action precedent to the issue of said 133,504,439 Shares, comprising the Shares covered by Post-Effective Amendment No. 30 to the Registration Statement, has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 30 to the Registration Statement.

                                                      Very truly yours,
                                                     /s/Dechert Price & Rhoads